Exhibit 99.1

Eastside Distilling Reports Second Quarter 2023 Financial Results

Company to Host Conference Call at 5:00pm ET Today

PORTLAND, Oregon, August 14, 2023 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits, digital can printing, co-packing and mobile filling, reported second quarter end 2023 financial results for the period ended June 30, 2023.

Second Quarter 2023 Highlights:

●	Craft C+P reports a 43% increase in net sales from the prior-year second quarter
●	Craft C+P printed a record number of cans for four consecutive months, over 4 million cans in the quarter, and achieved positive EBITDA for the Craft C+P segment in June 2023
●	Spirits made incremental progress cutting operating losses from the prior-year second quarter

“While I am extremely pleased with the increase in digital can sales, the Company made progress improving operations across both of its businesses,” said Geoffrey Gwin, Eastside’s CEO. “Craft has become the preeminent decorated digital can provider in the Pacific Northwest and our spirits business has made more progress in reaching our goal of EBITDA profitability than we expected at this point in the year.”

Financial Results

Gross sales for the three months ending June 30, 2023 decreased to $2.8 million from $5.1 million due to bulk spirits sales of $2.6 million for the three months ending June 30, 2022. Excluding bulk spirits sales, gross sales increased $0.2 million from the prior-year quarter. Craft C+P sales increased due to digital can printing as that business segment won new customers and expanded business with existing customers.

Gross profit for the three months ending June 30, 2023 decreased to $26,000 from $1.5 million due to bulk spirits sales gross profit of $1.6 million for the three months ending June 30, 2022. Excluding bulk spirits gross profit, gross profit increased $0.2 million from the prior-year quarter. Gross margin was 1% for the three months ending June 30, 2023 and 30% for the three months ending June 30, 2022. Last year’s gross margins were due to selling a portion of our inventory of highly valuable whiskey inventory. Craft margins increased sequentially as digital can printing volumes improved through the quarter.

Operating costs for the three months ending June 30, 2023 decreased to $1.4 million from $2.6 million for the three months ending June 30, 2022 primarily related to decreased compensation related to headcount, professional fees and sponsorship costs. The Company has undertaken a broad restructuring in spirits which has lowered sales and realigned investment focusing on the most profitable spirits brands and regions.

Net loss for the three months ending June 30, 2023 decreased to $1.6 million from $1.8 million, which included bulk spirits sales net income of $1.6 million for the three months ending June 30, 2022. Excluding bulk spirits net income, net loss was reduced by $1.7 million from the prior-year quarter. The Company reported adjusted EBITDA of $(1.0) million and $(0.4) million for the three months ending June 30, 2023 and 2022, respectively. Excluding bulk spirits adjusted EBITDA of $1.6 million for the three months ending June 30, 2022, adjusted EBITDA improved $1.0 million from the prior-year quarter. (See description of adjusted EBIDTA in “Use of Non-GAAP Measures” below.)

During the six months ending June 30, 2023, the Company sold 135,167 shares of common stock in at-the-market public placements with the proceeds used to fund operations and invest in working capital primarily in its digital can printing business.

The Company is reaffirming guidance that Craft C+P will continue to see improvements by printing a record number of cans and generating cash flow in the third quarter of 2023, and spirits will further reduce its operating loss in the third quarter.

Reverse Stock Split

The Company effected a 1-for-20 reverse common stock split on May 12, 2023. All shares and per share information in this earnings release have been adjusted to give effect to this reverse stock split.

The Company will give further updates on its earnings conference call.

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA as a supplement to GAAP results. Management believes this non-GAAP measure provides useful information about the Company’s operating results and assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time items. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Second Quarter 2023 Conference Call Details

Date and Time: Monday, August 14, 2023 at 5:00pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls.

Presentation Information: Slides relating to this earnings release can be found on the Company’s website in the Events and Presentations section of the Investor page at https://www.eastsidedistilling.com/events-and-presentations

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, replay access code #2681925. A webcast replay will be available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Printing subsidiary is one of the Northwest’s leading independent mobile canning, co-packing and digital can printing businesses.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market, the Company’s success in obtaining new customers, the Company’s ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on Form 10-Q for the period ended June 30, 2023, which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com/investors.

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets

Dollars in thousands, except share and per share

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$839	$723
Trade receivables, net	926	876
Inventories	3,610	4,442
Prepaid expenses and current assets	768	579
Total current assets	6,143	6,620
Property and equipment, net	5,156	5,741
Right-of-use assets	2,492	2,988
Intangible assets, net	5,576	5,758
Other assets, net	340	369
Total Assets	$19,707	$21,476

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,363	$1,728
Accrued liabilities	1,481	1,509
Deferred revenue	154	18
Current portion of secured credit facilities, net of debt issuance costs	3,513	3,442
Current portion of note payable, related party	4,654	4,598
Current portion of notes payable	7,749	-
Current portion of lease liabilities	803	991
Other current liability, related party	1,224	725
Total current liabilities	21,941	13,011
Lease liabilities, net of current portion	1,804	2,140
Note payable, related party	-	92
Notes payable, net of current portion	-	7,749
Total liabilities	23,745	22,992

Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 1,750,000 shares authorized; 968,176 and 809,963 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	-	-
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; 2,500,000 shares issued and outstanding as of both June 30, 2023 and December 31, 2022	-	-
Additional paid-in capital	74,299	73,505
Accumulated deficit	(78,337)	(75,021)
Total stockholders’ equity (deficit)	(4,038)	(1,516)
Total Liabilities and Stockholders’ Equity (Deficit)	$19,707	$21,476

Eastside Distilling, Inc. and Subsidiaries

For the Three and Six Months Ended June 30, 2023 and 2022

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

Consolidated Statements of Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Sales	$2,757	$5,123	$5,636	$8,903
Less customer programs and excise taxes	96	266	122	306
Net sales	2,661	4,857	5,514	8,597
Cost of sales	2,635	3,405	4,847	6,198
Gross profit	26	1,452	667	2,399
Operating expenses:
Sales and marketing expenses	369	729	880	1,376
General and administrative expenses	1,194	1,748	2,558	3,678
(Gain) loss on disposal of property and equipment	(135)	101	(129)	101
Total operating expenses	1,428	2,578	3,309	5,155
Loss from operations	(1,402)	(1,126)	(2,642)	(2,756)
Other income (expense), net
Interest expense	(326)	(762)	(655)	(1,168)
Other income	85	100	56	100
Total other income (expense), net	(241)	(662)	(599)	(1,068)
Loss before income taxes	(1,643)	(1,788)	(3,241)	(3,824)
Provision for income taxes	-	-	-	-
Net loss	(1,643)	(1,788)	(3,241)	(3,824)
Preferred stock dividends	(37)	(36)	(75)	(75)
Net loss attributable to common shareholders	$(1,680)	$(1,824)	$(3,316)	$(3,899)

Basic net loss per common share	$(1.96)	$(2.39)	$(3.94)	$(5.16)
Basic weighted average common shares outstanding	856	764	841	755

Eastside Distilling, Inc. and Subsidiaries

For the Three and Six Months Ended June 30, 2023 and 2022

(Dollars in thousands)

Segments:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2023	2022	2023	2022
Craft C+P
Sales	$1,949	$1,429	$3,405	$2,505
Net sales	1,904	1,329	3,381	2,405
Cost of sales	1,967	1,698	3,545	2,809
Gross profit	(63)	(369)	(164)	(404)
Total operating expenses	565	1,097	1,314	1,947
Net loss	$(578)	$(1,376)	$(1,462)	$(2,272)
Gross margin	-3%	-28%	-5%	-17%

Spirits
Sales	$808	$3,694	$2,231	$6,398
Net sales	757	3,528	2,133	6,192
Cost of sales	668	1,707	1,302	3,389
Gross profit	89	1,821	831	2,803
Total operating expenses	358	722	880	1,347
Net income (loss)	$(238)	$1,099	$(17)	$1,456
Gross margin	12%	52%	39%	45%

Corporate
Total operating expenses	$505	$759	$1,115	$1,861
Net loss	$(827)	$(1,511)	$(1,762)	$(3,008)

Adjusted EBITDA Reconciliation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(1,643)	$(1,788)	$(3,241)	$(3,824)
Add:
Interest expense	326	762	655	1,168
Depreciation and amortization	410	423	817	686
EBITDA	(907)	(603)	(1,769)	(1,970)
(Gain) loss on disposal of property and equipment	(135)	101	(129)	101
Stock compensation	55	145	166	520
Adjusted EBITDA	$(987)	$(357)	$(1,732)	$(1,349)

INVESTOR RELATIONS CONTACT: ir@eastsidedistilling.com

This information is being distributed to you by: Eastside Distilling, Inc.

2321 NE Argyle Street, Unit D, Portland, Oregon 97211